Exhibit 5.1

[Letterhead of Thompson Hine LLP]

August 2, 2013

Majesco Entertainment Company

160 Raritan Center Parkway

Edison, New Jersey 08837

Re:	Majesco Entertainment Company’s Public Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Majesco Entertainment Company, a Delaware corporation (the “Company”), in connection with the Company’s sale of 3,333,333 shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”), pursuant to the Common Stock Purchase Agreement, dated August 2, 2013 (the “Purchase Agreement”), by and between the Company and Mr. Yair Goldfinger (the “Investor”). The sale of the Shares was registered by the Company with the Securities and Exchange Commission (the “Commission”) on the Company’s shelf registration statement on Form S-3 (No. 333-173863) declared effective on May 27, 2011 by the Commission (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the prospectus and prospectus supplement (the “Prospectus Supplement”) with respect thereto, dated May 27, 2011 and August 2, 2013, respectively.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined (i) the Registration Statement and the Prospectus Supplement, (ii) the Articles of Incorporation, as amended, of the Company, (iii) the Bylaws of the Company, (iv) certain resolutions of the board of directors of the Company, relating to the sale of the Shares and (v) certificates of officers of the Company and of public officials and such other records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

As a result of the foregoing, we are of the opinion that the Shares are duly authorized and, when issued and delivered to, and paid for by, the Investor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or the Shares may be limited by, or subject to, bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers of the Company.

Our opinion is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or foreign jurisdiction.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the Prospectus Supplement.

Our opinion is intended solely for the benefit of the Company and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent, except that we hereby consent to being named in the Prospectus Supplement, as counsel for the Company who has opined as to the legality of the Shares that are the subject of the Registration Statement and the Prospectus Supplement. We further consent to the filing of this opinion with the Commission. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP